 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 18, 2013, relating to the consolidated financial statements of Furiex Pharmaceuticals, Inc. and subsidiaries and the effectiveness of Furiex Pharmaceutical Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Furiex Pharmaceuticals, Inc. and subsidiaries for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

December 23, 2013